                                                                     EXHIBIT 11

                               MICROSURGE, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                   THREE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,                  MARCH 31,
                         -------------------------------------  --------------------------
                            1993         1994         1995          1995          1996
                         -----------  -----------  -----------  ------------  ------------
Historical(1):
  Net loss.............. $(3,456,291) $(4,676,891) $(6,330,841)  $(1,307,803)  $(1,496,385)
  Accretion of
   redeemable
   convertible preferred
   stock................  (1,097,421)  (1,450,890)  (1,796,620)     (449,072)     (449,072)
                         -----------  -----------  -----------  ------------  ------------
  Net loss applicable to
   common shareholders.. $(4,553,712) $(6,127,781) $(8,127,461) $ (1,756,875) $ (1,945,457)
                         ===========  ===========  ===========  ============  ============
  Weighted average
   common shares
   outstanding..........     229,616      257,983      387,285       380,369       406,432
  Cheap stock(2)........   1,305,761    1,305,761    1,305,761     1,305,761     1,305,761
                         -----------  -----------  -----------  ------------  ------------
  Weighted average
   common and common
   equivalent shares
   outstanding..........   1,535,377    1,563,744    1,693,046     1,686,130     1,712,193
                         ===========  ===========  ===========  ============  ============
  Net loss per share.... $     (2.97) $     (3.92) $     (4.80) $      (1.04) $      (1.14)
                         ===========  ===========  ===========  ============  ============

                                    YEAR ENDED
                                   DECEMBER 31,              THREE MONTHS ENDED
                                       1995                    MARCH 31, 1996
                                   ------------              ------------------
Pro forma(1):
  Net loss........................ $(6,330,841)                     $(1,496,385)
                                   ===========                      ===========
  Weighted average common shares
   outstanding(3).................   4,939,475                        4,958,622
  Cheap stock(2)..................   1,305,761                        1,305,761
                                   -----------                      -----------
  Pro forma weighted average
   common and common equivalent
   shares outstanding.............   6,245,236                        6,264,383
                                   ===========                      ===========
  Pro forma net loss per share.... $     (1.01)                     $     (0.24)
                                   ===========                      ===========

- --------
Notes:
(1) All common and common equivalent share amounts have been restated to reflect a 0.644 for 1 split.

(2) In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the twelve month period prior to the initial filing date in April 1996 of the Registration Statement relating to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods presented. The common equivalent shares were determined using the treasury stock method at an assumed initial public offering price of $8.50 per share.
(3) Pro forma weighted average common shares outstanding reflect the conversion of outstanding shares of redeemable convertible preferred stock into shares of common stock.
(4) Fully diluted net loss per share is the same as primary net loss per share for all periods presented.